Exhibit 99.1

NEWS RELEASE

CORRECTIONAL PROPERTIES TRUST
ANNOUNCES RESIGNATION OF WILLIAM M. MURPHY
FROM BOARD OF TRUSTEES

Palm Beach Gardens, Fla. – February 4, 2005 — Correctional Properties Trust (NYSE: CPV), a real estate investment trust (REIT), announced Mr. William M. Murphy has resigned from the Board of Trustees. Mr. Murphy served as a trustee of the Company since its formation in 1998, and served as a member of the Board of Trustee’s Corporate Governance and Nominating Committee, Independent Committee, Investment Committee and Audit Committee for which he served as Chairman.

“We are sorry to see Bill Murphy leave our Board. He has been a hard working, dedicated member of the Board of Trustees of Correctional Properties Trust since its formation”, said Robert R. Veach, Jr., Chairman of the Board of Trustees.

Following Mr. Murphy’s resignation, the Audit Committee will consist of three independent Board members, including Mr. Robert R. Veach, Jr., Mr. James D. Motta and Ms. Donna Arduin. Mr. Veach, who previously served as Chairman of the Audit Committee from 1998 — 2002, will resume the chairmanship of the Committee.

Correctional Properties Trust, based in Palm Beach Gardens, Florida, was formed in February 1998, to capitalize on the growing trend toward privatization in the corrections industry. Correctional Properties Trust is dedicated to ownership of correctional facilities under long-term, triple-net leases, which minimizes occupancy risk and development risk.

Correctional Properties Trust currently owns 12 correctional facilities in nine states, all of which are leased, with an aggregate initial design capacity of 6,856 beds.

CONTACT: Correctional Properties Trust Shareholder Services, (561) 630-6336, or access Company information at http://www.CorrectionalPropertiesTrust.com